Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
February 6, 2019	Michael D. Neese	Trisha Meade
	VP, Investor Relations	Communications & Engagement Manager
	(804) 287-8126	(804) 285-5390
	michael.neese@pfgc.com	communications@pfgc.com

Performance Food Group Company Reports Second-Quarter and First-Half Fiscal 2019 Results

Vistar Delivers Double-Digit Sales Growth; Strong Cash Flow; and

Reaffirms 2019 Full-Year Fiscal Outlook

Second-Quarter Fiscal 2019 Highlights

•	Total case volume grew 5.5%
•	Net sales increased 7.1% to $4.6 billion
•	Gross profit improved 8.3% to $614.6 million
•	Net income declined 44.7% to $43.1 million primarily due to the prior year impact of the Tax Cuts and Jobs Act
•	Adjusted EBITDA increased 11.3% to $116.9 million[1]
•	Diluted Earnings Per Share (“EPS”) decreased 45.3% to $0.41
•	Adjusted diluted EPS increased 15.0% to $0.46[1]

First-Half Fiscal 2019 Highlights

•	Total case volume grew 4.6%
•	Net sales increased 5.5% to $9.2 billion
•	Gross profit improved 7.7% to $1.2 billion
•	Net income declined 29.1% to $71.3 million
•	Adjusted EBITDA increased 8.5% to $212.4 million[1]
•	Diluted EPS decreased 29.2% to $0.68
•	Adjusted diluted EPS increased 19.4 % to $0.80 [1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its second-quarter and first-half fiscal 2019 business results.

“Our second quarter results were strong driven by Vistar’s robust top-line results,” said George Holm, PFG’s President and Chief Executive Officer. “Vistar is having an outstanding year and grew its EBITDA by over 30% in the second quarter.  We are also pleased to have experienced sequential improvement in our Foodservice segment as our strategic investments continue to be on track to support our long-term growth objectives. We are on track for another year of strong growth across our Company."

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Second-Quarter Fiscal 2019 Financial Summary

Total case volume increased 5.5% for the second quarter of fiscal 2019 compared to the prior year period, with underlying organic growth of 3.6%. Total case volume included a 4.3% increase in independent cases, growth in Performance Brands cases and broad-based growth across Vistar’s sales channels.  The increase in total case volume was also partially attributable to slight same-store sales growth in the Company’s casual dining customers.

Net sales for the second quarter of fiscal 2019 grew 7.1% to $4.6 billion compared to the prior year period. The increase in net sales was primarily attributable to growth in Vistar, most notably in the theater, retail and vending channels, and case growth in Foodservice, specifically in the independent restaurant channel.  The increase in net sales also reflects an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 1.2%.

Gross profit for the second quarter of fiscal 2019 grew 8.3% to $614.6 million compared to the prior year period.  The strong gross profit increase was led by case growth and from selling an improved mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel.  Gross profit margin as a percentage of net sales was up 10 basis points over the prior year period to 13.3%.

Operating expenses rose 4.5% to $541.6 million in the second quarter of fiscal 2019 compared to the prior year period.  The increase in operating expenses was primarily due to the increase in case volume and the resulting impact on variable operational and selling expenses, as well as the continuing expense associated with second half of fiscal 2018 investments in sales, warehouse and delivery personnel within the Foodservice segment.

Net income for the second quarter of fiscal 2019 declined 44.7% year-over-year to $43.1 million.  The decline was primarily a result of a $57.1 million increase in income tax expense, partially offset by the $23.9 million increase in operating profit. The increase in income tax expense was primarily a result of the prior year impact of the Tax Cuts and Jobs Act (the “Act”) and the prior year excess tax benefit associated with the performance vesting of certain stock-based compensation awards.  The effective tax rate in the second quarter of fiscal 2019 was approximately 23.4% versus -128.3% in the second quarter of fiscal 2018.

EBITDA increased 34.2% to $109.4 million in the second quarter of fiscal 2019 compared to the prior year period. For the quarter, Adjusted EBITDA rose 11.3% to $116.9 million compared to the prior year period.

Diluted EPS declined 45.3% to $0.41 per share in the second quarter of fiscal 2019 over the prior year period due primarily to the increase in income tax expense. Adjusted diluted EPS increased 15.0% to $0.46 per share in the second quarter over the prior year period.

First-Half Fiscal 2019 Financial Summary

Total case volume increased 4.6% in the first half of fiscal 2019 compared to the prior year period, with underlying organic growth of 2.8%.

Net sales for the first half of fiscal 2019 was $9.2 billion, an increase of 5.5% versus the comparable prior year period. The increase in net sales was primarily attributable to sales growth in Vistar, particularly in the theater, retail, and vending channels, case growth in Foodservice, particularly in the independent restaurant channel, and recent acquisitions.

Gross profit for the first half of fiscal 2019 increased 7.7% to $1.2 billion compared to the prior year period. The gross profit increase was led by case growth and an improved sales mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel. Gross margin as a percentage of net sales was up 30 basis points over the prior year period to 13.2%.

Operating expenses increased 6.1% to $1.1 billion in the first half of fiscal 2019 compared to the prior year period. The increase was primarily due to case volume growth and the resulting impact on variable operational and selling expenses as well as the continuing expense associated with second half of fiscal 2018 investments in sales, warehouse and delivery personnel within the Foodservice segment, and acquisition integration costs within Vistar.

Operating profit for the first half of fiscal 2019 was up 24.1% to $123.6 million driven by strong top-line and gross profit growth and mix of business, specifically within the independent restaurant channel.

Net income declined 29.1% to $71.3 million for the first half of fiscal 2019 compared to the prior year period. The significant decrease in net income was a result of the $50.5 million increase in income tax expense due primarily to the Act.

EBITDA increased 19.5% to $195.7 million in the first half of fiscal 2019 compared to the prior year period. For the first half of fiscal 2019 Adjusted EBITDA increased 8.5% to $212.4 million compared to the prior year period.

Diluted EPS decreased 29.2% to $0.68 per share in the first half of fiscal 2019 compared to the prior year period due primarily to the increase in income tax expense. Adjusted diluted EPS increased 19.4% to $0.80 per share in the first half of fiscal 2019 over the prior year period.

Cash Flow and Capital Spending

In the first six months of fiscal 2019, PFG generated $70.0 million in cash flow from operating activities, an increase of $37.4 million versus the prior year period.  The improvement in cash flow from operating activities was largely driven by lower income taxes paid and improvements in working capital.  For the first six months of fiscal 2019, PFG invested $60.1 million in capital expenditures, an increase of $21.6 million versus the prior year period.  In the first six months of fiscal 2019, PFG delivered free cash flow of $9.9 million1, an increase of approximately $15.8 million versus the prior year period.

Share Repurchase

On November 13, 2018, the Board of Directors of the Company authorized a share repurchase program for up to $250 million of the Company’s outstanding common stock.  During the three months ended December 29, 2018, the Company repurchased 157,900 shares of common stock for a total of $5.2 million or average cost of $32.76 per share. As of December 29, 2018, approximately $244.8 million remained available for additional share repurchases.

Board of Directors Chairman Appointment

On February 1, 2019, the Company's Board of Directors announced that its President and Chief Executive Officer, George L. Holm, was appointed Chairman of PFG’s Board of Directors.  Mr. Holm will succeed Douglas M. Steenland, who resigned from the Board on January 30, 2019.  Mr. Steenland had been Chairman of the Board since 2010. The Board of Directors also appointed current director Manuel A. Fernandez to serve as Lead Independent Director of the Board.

“George has shown great leadership over the last decade guiding PFG from a privately-held company to a public company and has grown the Company significantly,” said Mr. Fernandez. “On behalf of the Board of Directors, we are pleased to appoint George Chairman of PFG. We have strong confidence in George’s ability to lead the Company’s strategic vision.  I would also like to thank Doug for his leadership of our Board.”

Second-Quarter Fiscal 2019 Segment Results

Foodservice

Second-quarter net sales for Foodservice increased 5.8% to $3.7 billion compared to the prior year period. Net sales growth was driven by an increase in cases sold, including independent case growth of 4.3% and solid independent customer demand for Performance Brands. This increase in net sales was also attributable to an increase in selling price per case as a result of inflation. For the second quarter of fiscal 2019, independent sales as a percentage of total segment sales was 32.5%.

Second-quarter EBITDA for Foodservice increased 2.2% to $104.3 million compared to the prior year period. Gross profit increased 5.3% in the second quarter of fiscal 2019 compared to the prior year period as a result of an increase in cases sold, as well as an increase in gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold, including more Performance Brands products sold to our independent customers.  The second quarter EBITDA was impacted by higher operating expenses driven largely by the prior year strategic investments in sales, warehouse and delivery associates and higher fuel prices.

Vistar

For the second quarter of fiscal 2019, net sales for Vistar increased 12.3% to $941.9 million compared to the prior year period. This increase was driven by strong case sales growth in the segment’s theater, retail, and vending channels.

Second-quarter EBITDA for Vistar increased 33.5% to $45.4 million versus the prior year period. Gross profit dollar growth of 19.4% for the second quarter of fiscal 2019 compared to the prior year period was fueled by an increase in the number of cases sold. Operating expense dollar growth of 13.8% for the second quarter of fiscal 2019 was primarily the result of higher variable operating costs associated with higher case volume.

Fiscal 2019 Outlook

For fiscal 2019, PFG reaffirms its Adjusted EBITDA growth to be in a range of 7% to 10% over its fiscal 2018 Adjusted EBITDA of $426.71 million. The Company continues to expect that the 7% to 10% Adjusted EBITDA growth for fiscal 2019 will reflect second half Adjusted EBITDA growth to be in the high single- to low double-digit range.

PFG also reaffirms fiscal 2019 Adjusted Diluted EPS to grow in a range of 10% to 16% over its fiscal 2018 Adjusted Diluted EPS of $1.541.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income and its reported Diluted EPS, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on February 6, 2019 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of approximately 75 distribution centers, 15,000-plus talented associates and more than 5,000 valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 150,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers and theaters. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG and our divisions, Performance Foodservice, PFG Customized and Vistar, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Fiscal 2019 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2018 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and costs risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to any future acquisitions;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with future acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules;

•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness; and
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended December 29, 2018	Three months ended December 30, 2017	Six Months Ended December 29, 2018	Six Months Ended December 30, 2017
Net sales	$4,615.7	$4,311.1	$9,155.4	$8,676.0
Cost of goods sold	4,001.1	3,743.5	7,947.2	7,553.7
Gross profit	614.6	567.6	1,208.2	1,122.3
Operating expenses	541.6	518.5	1,084.6	1,022.7
Operating profit	73.0	49.1	123.6	99.6
Other expense, net:
Interest expense, net	16.0	15.1	31.6	29.7
Other, net	0.7	(0.1)	0.5	(0.4)
Other expense, net	16.7	15.0	32.1	29.3
Income before taxes	56.3	34.1	91.5	70.3
Income tax expense (benefit)	13.2	(43.9)	20.2	(30.3)
Net income	$43.1	$78.0	$71.3	$100.6
Weighted-average common shares outstanding:
Basic	103.9	101.4	103.7	101.2
Diluted	104.9	104.5	105.0	104.5
Earnings per common share:
Basic	$0.41	$0.77	$0.69	$0.99
Diluted	$0.41	$0.75	$0.68	$0.96

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of December 29, 2018	As of June 30, 2018
ASSETS
Current assets:
Cash	$7.5	$7.5
Accounts receivable	1,093.2	1,065.6
Inventories, net	1,140.9	1,051.9
Prepaid expenses and other current assets	51.9	78.5
Total current assets	2,293.5	2,203.5
Goodwill	747.4	740.5
Other intangible assets, net	211.0	193.8
Property, plant and equipment, net	855.6	795.5
Restricted cash and other assets	59.0	67.6
Total assets	$4,166.5	$4,000.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,222.1	$1,233.8
Accrued expenses and other current liabilities	222.6	227.8
Capital lease obligations-current installments	13.5	8.4
Total current liabilities	1,458.2	1,470.0
Long-term debt	1,188.4	1,123.0
Deferred income tax liability, net	100.7	106.3
Capital lease obligations, excluding current installments	96.2	52.8
Other long-term liabilities	117.9	113.5
Total liabilities	2,961.4	2,865.6
Total shareholders’ equity	1,205.1	1,135.3
Total liabilities and shareholders’ equity	$4,166.5	$4,000.9

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Six months ended December 29, 2018	Six months ended December 30, 2017
Cash flows from operating activities:
Net income	$71.3	$100.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	72.6	63.7
Non-cash activities	13.9	(6.3)
Changes in operating assets and liabilities, net:
Accounts receivable	(24.3)	(1.2)
Inventories	(73.8)	(14.3)
Prepaid expenses and other assets	32.2	(15.0)
Trade accounts payable and outstanding checks in excess of deposits	(16.7)	(66.2)
Accrued expenses and other liabilities	(5.2)	(28.7)
Net cash provided by operating activities	70.0	32.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(60.1)	(38.5)
Net cash paid for acquisition	(57.0)	(63.2)
Other	0.7	0.3
Net cash used in investing activities	(116.4)	(101.4)
Cash flows from financing activities:
Net borrowings under ABL Facility	65.4	116.4
Payments of Promissory Note	—	(6.0)
Cash paid for shares withheld to cover taxes	(6.1)	(27.8)
Cash paid for acquisitions	(3.1)	(7.4)
Repurchases of common stock	(4.6)	—
Other	(4.9)	(4.4)
Net cash provided by financing activities	46.7	70.8
Net increase in cash and restricted cash	0.3	2.0
Cash and restricted cash, beginning of period	17.8	21.0
Cash and restricted cash, end of period	$18.1	$23.0

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of December 29, 2018	As of June 30, 2018
Cash	$7.5	$7.5
Restricted cash(1)	10.6	10.3
Total cash and restricted cash	$18.1	$17.8

(1)

Restricted cash is included in Restricted cash and other assets on the Condensed Consolidated Balance Sheets herein and represents the amounts required by insurers to collateralize a part of the deductibles for the PFG’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Six months ended December 29, 2018	Six months ended December 30, 2017
Cash paid during the year for:
Interest	$32.0	$28.1
Income tax (refunds) paid, net	(0.1)	25.1

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain one-time income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	December 29, 2018	December 30, 2017	Change	%
Net income (GAAP)	$43.1	$78.0	$(34.9)	(44.7)
Interest expense, net	16.0	15.1	0.9	6.0
Income tax expense (benefit)	13.2	(43.9)	57.1	(130.1)
Depreciation	27.5	24.3	3.2	13.2
Amortization of intangible assets	9.6	8.0	1.6	20.0
EBITDA (Non-GAAP)	109.4	81.5	27.9	34.2
Impact of non-cash items (A)	4.7	11.8	(7.1)	(60.2)
Impact of acquisition, integration & reorganization charges (B)	1.3	1.7	(0.4)	(23.5)
Impact of productivity initiatives (C)	—	8.5	(8.5)	(100.0)
Impact of other adjustment items (D)	1.5	1.5	—	—
Adjusted EBITDA (Non-GAAP)	$116.9	$105.0	$11.9	11.3

Diluted earnings per share (GAAP)	$0.41	$0.75	$(0.34)	(45.3)
Impact of non-cash items	0.04	0.11	(0.07)	(63.6)
Impact of acquisition, integration & reorganization charges	0.01	0.02	(0.01)	(50.0)
Impact of productivity initiatives	—	0.08	(0.08)	(100.0)
Impact of other adjustment items	0.02	0.01	0.01	100.00
Tax impact of above adjustments	(0.02)	(0.07)	0.05	(71.43)
Tax impact of revaluation of net deferred tax liability (E)	—	(0.36)	0.36	(100.0)
Tax impact of stock-based compensation - performance vesting (F)	—	(0.14)	0.14	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.46	$0.40	$0.06	15.0
A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.2 million and $11.1 million for the second quarter of fiscal 2019 and fiscal 2018, respectively. In addition, this includes an increase in the LIFO reserve of $0.7 million and $0.4 million for the second quarter of fiscal 2019 and fiscal 2018, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees, and offering fees.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

E.	Represents the per share impact of the $37.4 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
F.

Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private equity shareholders.

	Six Months Ended
($ in millions, except share and per share data)	December 29, 2018	December 30, 2017	Change	%
Net income (GAAP)	$71.3	$100.6	$(29.3)	(29.1)
Interest expense, net	31.6	29.7	1.9	6.4
Income tax expense (benefit)	20.2	(30.3)	50.5	(166.7)
Depreciation	54.4	49.1	5.3	10.8
Amortization of intangible assets	18.2	14.6	3.6	24.7
EBITDA (Non-GAAP)	195.7	163.7	32.0	19.5
Impact of non-cash items (A)	9.6	16.1	(6.5)	(40.4)
Impact of acquisition, integration & reorganization charges (B)	4.0	4.1	(0.1)	(2.4)
Impact of productivity initiatives (C)	—	9.8	(9.8)	(100.0)
Impact of other adjustment items (D)	3.1	2.0	1.1	55.0
Adjusted EBITDA (Non-GAAP)	$212.4	$195.7	$16.7	8.5

Diluted earnings per share (GAAP)	$0.68	$0.96	$(0.28)	(29.2)
Impact of non-cash items	0.09	0.15	(0.06)	(40.0)
Impact of acquisition, integration & reorganization charges	0.04	0.04	—	—
Impact of productivity initiatives	—	0.10	(0.10)	(100.0)
Impact of other adjustment items	0.03	0.02	0.01	50.00
Tax impact of above adjustments	(0.04)	(0.10)	0.06	(60.0)
Tax impact of revaluation of net deferred tax liability (E)	—	(0.36)	0.36	(100.0)
Tax impact of stock-based compensation - performance vesting (F)	—	(0.14)	0.14	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.80	$0.67	$0.13	19.4

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $8.0 million and $14.5 million for the first six months of fiscal 2019 and fiscal 2018, respectively. In addition, this includes an increase in the LIFO reserve of $1.6 million and $1.2 million for the six months of fiscal 2019 and fiscal 2018, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees, and offering fees.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

E.	Represents the per share impact of the $37.4 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
F.

Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private equity shareholders.

(In millions)	Six months ended December 29, 2018	Six months ended December 30, 2017
Net cash provided by operating activities (GAAP)	$70.0	$32.6
Purchases of property, plant and equipment	(60.1)	(38.5)
Free cash flow (Non-GAAP)	$9.9	$(5.9)

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

Fiscal year ended
($ in millions, except share and per share data)	June 30, 2018
Net income (GAAP)	$198.7
Interest expense, net	60.4
Income tax (benefit) expense	(5.1)
Depreciation	100.3
Amortization of intangible assets	29.8
EBITDA (Non-GAAP)	384.1
Impact of non-cash items (A)	23.2
Impact of acquisition, integration & reorganization charges (B)	5.0
Impact of productivity initiatives (C)	10.6
Impact of other adjustment items (D)	3.8
Adjusted EBITDA (Non-GAAP)	$426.7

Diluted earnings per share (GAAP)	$1.90
Impact of non-cash items	0.22
Impact of acquisition, integration & reorganization charges	0.04
Impact of productivity initiatives	0.10
Impact of other adjustment items	0.04
Tax impact of above adjustments	(0.14)
Tax impact of revaluation of net deferred tax liability (E)	(0.37)
Tax impact of other tax law change items (F)	(0.11)
Tax impact of stock-based compensation - performance vesting (G)	(0.14)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.54
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $21.6 million fiscal 2018. In addition, this includes an increase in the LIFO reserve of $0.3 million for fiscal 2018.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees.

C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

E.	Represents the per share impact of the $38.5 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
F.

Represents the per share impact of the $11.9 million net benefit to income tax expense as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

G.

Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private-equity shareholders.

Segment Results

In the first quarter of fiscal 2019, the Company changed its operating segments to reflect the manner in which the business is managed. Based on changes to the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has two reportable segments:  Foodservice and Vistar.  Additionally, consistent with how management assesses performance of the segments, certain administrative costs and corporate allocations, previously reported at the segment level, are now included within Corporate & All Other, as opposed to the Foodservice segment.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The presentation and amounts for the three and six months ended December 30, 2017 have been adjusted to reflect the segment changes described above.  The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	December 29, 2018	December 30, 2017	Change	%
Foodservice	$3,671.9	$3,469.9	$202.0	5.8
Vistar	941.9	838.9	103.0	12.3
Corporate & All Other	69.3	61.5	7.8	12.7
Intersegment Eliminations	(67.4)	(59.2)	(8.2)	(13.9)
Total net sales	$4,615.7	$4,311.1	$304.6	7.1

	Six Months Ended
	December 29, 2018	December 30, 2017	Change	%
Foodservice	$7,317.9	$7,036.3	$281.6	4.0
Vistar	1,834.5	1,635.7	198.8	12.2
Corporate & All Other	139.1	123.8	15.3	12.4
Intersegment Eliminations	(136.1)	(119.8)	(16.3)	(13.6)
Total net sales	$9,155.4	$8,676.0	$479.4	5.5

EBITDA

	Three Months Ended
	December 29, 2018	December 30, 2017	Change	%
Foodservice	$104.3	$102.1	$2.2	2.2
Vistar	45.4	34.0	11.4	33.5
Corporate & All Other	(40.3)	(54.6)	14.3	26.2
Total EBITDA	$109.4	$81.5	$27.9	34.2

	Six Months Ended
	December 29, 2018	December 30, 2017	Change	%
Foodservice	$196.3	$199.3	$(3.0)	(1.5)
Vistar	77.0	59.8	17.2	28.8
Corporate & All Other	(77.6)	(95.4)	17.8	18.7
Total EBITDA	$195.7	$163.7	$32.0	19.5

The presentation and amounts for each quarterly period of fiscal year ended June 30, 2018 have been adjusted to reflect the segment changes described above.  The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

	Fiscal year ended June 30, 2018
	Q1	Q2	Q3	Q4
Net Sales
Foodservice	$3,566.4	$3,469.9	$3,529.4	$3,707.4
Vistar	796.8	838.9	820.2	885.1
Corporate & All Other	62.3	61.5	62.5	68.5
Intersegment Eliminations	(60.6)	(59.2)	(62.9)	(66.3)
Total net sales	$4,364.9	$4,311.1	$4,349.2	$4,594.7

EBITDA
Foodservice	$97.2	$102.1	$93.4	$118.7
Vistar	25.8	34.0	32.5	40.8
Corporate & All Other	(40.8)	(54.6)	(33.8)	(31.2)
Total EBITDA	$82.2	$81.5	$92.1	$128.3

The following table sets forth independent sales as a percentage of total Foodservice segment sales:

	Fiscal year ended
	June 29, 2019	June 30, 2018
Q1	35.4%	34.8%
Q2	32.5%	33.7%
Q3		32.6%
Q4		35.3%